Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2017 Third Quarter Results

Third quarter highlights

•	GAAP diluted net earnings per share increase 5.9 percent from the year-ago quarter, to $1.07; Adjusted diluted net earnings per share increase 12.7 percent to $1.33, up 14.4 percent on a constant currency basis

•	GAAP net earnings attributable to Walgreens Boots Alliance increase 5.3 percent, to $1.2 billion; Adjusted net earnings attributable to Walgreens Boots Alliance increase 11.9 percent to $1.4 billion, up 13.6 percent on a constant currency basis

•	Sales increase 2.1 percent to $30.1 billion, an increase of 5.0 percent on a constant currency basis

•	GAAP operating income decreases 1.0 percent to $1.5 billion; Adjusted operating income increases 5.5 percent to $1.9 billion, up 7.5 percent on a constant currency basis

•	GAAP net cash provided by operating activities was $1.9 billion; Free cash flow was $1.6 billion

Fiscal 2017 guidance

•	Company raises the lower end of its guidance for fiscal year 2017 by 8 cents per share and now anticipates adjusted diluted net earnings per share of $4.98 to $5.08

Share repurchase program

•	Company authorizes $5 billion share repurchase program

DEERFIELD, Ill., 29 June 2017 - Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the third quarter of fiscal 2017, which ended 31 May 2017.

Executive Vice Chairman and CEO Stefano Pessina said, “Our results this quarter continued to meet our expectations as strategic partnerships brought more patients to our U.S. pharmacies. This led to our highest reported quarterly retail prescription market share in the U.S. Our ongoing cost transformation program continues to bear fruit and we remain confident in the long term growth of our company.”

Overview of Third Quarter Results

Fiscal 2017 third quarter net earnings attributable to Walgreens Boots Alliance determined in accordance with GAAP increased 5.3 percent to $1.2 billion compared with the same quarter a year ago, while GAAP diluted net earnings per share increased 5.9 percent to $1.07 compared with the same quarter a year ago. The increases in GAAP net earnings and GAAP net earnings per share primarily reflect a lower effective tax rate.

Adjusted fiscal 2017 third quarter net earnings attributable to Walgreens Boots Alliance1 increased 11.9 percent to $1.4 billion, up 13.6 percent on a constant currency basis, compared with the same quarter a year ago. Adjusted diluted net earnings per share for the quarter increased 12.7 percent to $1.33, up 14.4 percent on a constant currency basis, compared with the same quarter a year ago.

Sales in the third quarter were $30.1 billion, an increase of 2.1 percent from the year-ago quarter, and an increase of 5.0 percent on a constant currency basis.

GAAP operating income in the third quarter was $1.5 billion, a decrease of 1.0 percent from the same quarter a year ago. Adjusted operating income in the third quarter was $1.9 billion, an increase of 5.5 percent from the same quarter a year ago, and an increase of 7.5 percent on a constant currency basis.

GAAP net cash provided by operating activities was $1.9 billion in the third quarter, and free cash flow was $1.6 billion.

Overview of Fiscal 2017 Year-to-Date Results

For the first nine months of fiscal 2017, net earnings attributable to Walgreens Boots Alliance determined in accordance with GAAP increased 4.2 percent to $3.3 billion compared with the same period a year ago, while GAAP diluted net earnings per share increased 4.9 percent to $3.02 compared with the same period a year ago.

Adjusted net earnings attributable to Walgreens Boots Alliance1 for the first nine months of fiscal 2017 increased 7.2 percent to $4.1 billion, up 9.3 percent on a constant currency basis, compared with the same period a year ago. Adjusted diluted net earnings per share for the first nine months of fiscal 2017 increased 7.7 percent to $3.79, up 9.9 percent on a constant currency basis, compared with the same period a year ago.

Sales decreased 0.7 percent to $88.1 billion in the first nine months of fiscal 2017 compared with the same period a year ago. On a constant currency basis, sales increased 2.3 percent.

GAAP operating income in the first nine months of fiscal 2017 was $4.4 billion, a decrease of 8.6 percent from the same period a year ago. Adjusted operating income in the first nine months of the fiscal year was $5.7 billion, an increase of 0.1 percent from the same period a year ago, and an increase of 2.2 percent on a constant currency basis.

GAAP net cash provided by operating activities was $5.2 billion in the first nine months of fiscal 2017, and free cash flow was $4.3 billion.

Rite Aid Acquisition

Walgreens Boots Alliance also announced today a new definitive agreement with Rite Aid Corporation under which Walgreens Boots Alliance will purchase 2,186 stores, three distribution centers and related inventory from Rite Aid. The consideration for the transaction will be $5.175 billion in cash, the assumption by Walgreens Boots Alliance of the related real estate leases and the grant of an option to Rite Aid, exercisable through May 2019 and subject to certain conditions, to become a member of Walgreens Boots Alliance’s group purchasing organization, Walgreens Boots Alliance Development GmbH. Walgreens Boots Alliance will also assume certain limited store-related liabilities as part of the new transaction.

This new agreement replaces the previous merger agreement with Rite Aid, announced in October 2015 and amended in January 2017, and the agreement to divest certain Rite Aid stores to Fred’s, Inc. announced in December 2016. Both of these agreements have been terminated. The new transaction is subject to the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions. The initial closing of the new transaction is expected to occur within the next six months.

Share Repurchase Program

On 28 June 2017 the company authorized a share repurchase program for up to $5 billion of the company’s shares prior to the program’s expiration on 31 August 2018.

Company Outlook

The company raised the lower end of its guidance for fiscal year 2017 by 8 cents per share and now anticipates adjusted diluted net earnings per share of $4.98 to $5.08. This guidance assumes current exchange rates for the rest of the fiscal year.

Third Quarter Business Division Highlights

Retail Pharmacy USA:

Retail Pharmacy USA had third quarter sales of $22.5 billion, an increase of 6.3 percent over the year-ago quarter. Sales in comparable stores increased 3.7 percent compared with the same quarter a year ago.

Pharmacy sales, which accounted for 69.9 percent of the division’s sales in the quarter, increased 10.3 percent compared with the year-ago quarter. This was primarily due to higher prescription volumes including mail and central specialty following the formation of AllianceRx Walgreens Prime. Comparable pharmacy sales increased 5.8 percent, primarily due to higher volume. Reimbursement pressure and generics had a negative impact on comparable pharmacy sales growth, which was partially offset by brand inflation. The division filled 255.2 million prescriptions (including immunizations) adjusted to 30-day equivalents in the quarter, an increase of 8.5 percent over the year-ago quarter. Prescriptions filled in comparable stores increased 8.3 percent compared with the same quarter a year ago, primarily due to Medicare Part D growth and volume growth from previously announced strategic pharmacy partnerships. The division’s retail prescription market share on a 30-day adjusted basis in the third quarter increased approximately 110 basis points over the year-ago quarter to 20.5 percent, as reported by IMS Health. This was the division’s highest reported quarterly retail prescription market share in the U.S.

Retail sales decreased 1.8 percent in the third quarter compared with the year-ago period, which includes the impact of the previously announced closure of certain e-commerce operations. Comparable retail sales were down 0.4 percent in the quarter, with declines in the consumables and general merchandise category and in the personal care category partially offset by growth in the health and wellness category and in the beauty category.

GAAP gross profit decreased 1.7 percent compared with the same quarter a year ago and adjusted gross profit decreased 0.5 percent.

GAAP third quarter selling, general and administrative expenses (SG&A) as a percentage of sales decreased 1.6 percentage points compared with the year-ago quarter, primarily due to sales mix and higher sales. On an adjusted basis, SG&A as a percentage of sales decreased 1.7 percentage points in the same period, for similar reasons.

GAAP operating income in the third quarter increased 0.1 percent from the year-ago quarter to $1.2 billion. Adjusted operating income in the third quarter increased 5.9 percent from the year-ago quarter to $1.5 billion.

Retail Pharmacy International:

Retail Pharmacy International had third quarter sales of $2.8 billion, a decrease of 10.3 percent from the year-ago quarter mainly due to currency translation. Sales decreased 0.2 percent on a constant currency basis.

On a constant currency basis, comparable store sales increased 0.2 percent compared with the year-ago quarter. Comparable pharmacy sales decreased 0.1 percent on a constant currency basis, primarily due to the negative impact of pharmacy funding in the UK. Comparable retail sales increased 0.4 percent on a constant currency basis, reflecting growth in the UK.

GAAP gross profit decreased 11.6 percent compared with the same quarter a year ago, mainly due to currency translation. On a constant currency basis, adjusted gross profit decreased 1.2 percent.

GAAP SG&A as a percentage of sales increased 1.5 percentage points. Adjusted SG&A as a percentage of sales, on a constant currency basis, increased by 0.7 percentage point.

GAAP operating income in the third quarter decreased 36.3 percent from the year-ago quarter to $142 million, while adjusted operating income decreased 25.2 percent to $193 million, down 14.0 percent on a constant currency basis.

Pharmaceutical Wholesale:

Pharmaceutical Wholesale had third quarter sales of $5.3 billion, a decrease of 7.9 percent from the year-ago quarter, mainly due to currency translation. On a constant currency basis, comparable sales increased 3.7 percent, which was ahead of the company’s estimate of market growth, weighted on the basis of country wholesale sales, with growth in emerging markets and the UK partially offset by challenging market conditions in continental Europe.

GAAP operating income in the third quarter was $200 million, which included $84 million from the company’s equity earnings in AmerisourceBergen, compared with $146 million in the year-ago quarter. Adjusted operating income increased 41.3 percent to $253 million, up 53.1 percent on a constant currency basis. Excluding adjusted equity earnings from AmerisourceBergen, adjusted operating income was up 0.6 percent on a constant currency basis.

Conference Call

Walgreens Boots Alliance will hold a one-hour conference call to discuss the third quarter results beginning at 8:30 a.m. Eastern time today, 29 June 2017. The conference call will be simulcast through the Walgreens Boots Alliance investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, 29 June 2017 through 6 July 2017 by calling +1 855 859 2056 within the USA and Canada, or +1 404 537 3406 outside the USA and Canada, using replay code 29769645.

[1]	Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future financial and operating performance (including those under “Company Outlook” above), the expected execution and effect of our business strategies, our cost-savings and growth initiatives and restructuring activities and the amounts and timing of their expected impact, the termination of our merger agreement with Rite Aid and the transactions contemplated thereby and the possible effects thereof, and our pending asset purchase agreement with Rite Aid and the transactions contemplated thereby and their possible timing and effects, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “continue,” “sustain,” “synergy,” “on track,” “on schedule,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve financial, tax and operating results in the amounts and at the times anticipated, supply arrangements including our commercial agreement with AmerisourceBergen, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and their possible effects, the risks associated with the company’s equity method investment in AmerisourceBergen, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the costs associated with restructuring activities will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, changes in management’s assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets and interest rates, the risks associated with international business operations, including the risks associated with the proposed withdrawal of the United Kingdom from the European Union, the risk of unexpected costs, liabilities or delays, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms, risks of inflation in the cost of goods, risks associated with the operation and growth of our customer loyalty programs, competition, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to the ability of the parties to satisfy the closing conditions (including, without limitation, the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and consummate the pending acquisition of certain Rite Aid assets and related matters on a timely basis or at all, the risks associated with the integration of complex businesses, the risks associated with the termination of our merger agreement with Rite Aid and the transactions contemplated thereby (including the termination of the divestiture transaction to sell certain Rite Aid stores and assets to Fred’s, Inc.) and the effects thereof, outcomes of legal and regulatory matters, including with respect to regulatory review and actions in connection with the pending acquisition of certain Rite Aid assets and related matters, and risks associated with changes in laws, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended 31 August 2016, which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise.

The company was created through the combination of Walgreens and Alliance Boots in December 2014, bringing together two leading companies with iconic brands, complementary geographic footprints, shared values and a heritage of trusted health care services through pharmaceutical wholesaling and community pharmacy care, dating back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination across the USA and Europe. Walgreens Boots Alliance and the companies in which it has equity method investments together have a presence in more than 25* countries and employ more than 400,000* people. The company is a global leader in pharmacy-led, health and wellbeing retail and, together with the companies in which it has equity method investments, has over 13,200* stores in 11* countries as well as one of the largest global pharmaceutical wholesale and distribution networks, with over 390* distribution centers delivering to more than 230,000** pharmacies, doctors, health centers and hospitals each year in more than 20* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Botanics, Liz Earle and Soap & Glory.

In October 2016 Walgreens Boots Alliance received the United Nations Foundation Global Leadership Award for its commitment to the UN’s Sustainable Development Goals. The company also ranks No. 1 in the Food and Drug Stores industry of Fortune magazine’s 2017 list of the World’s Most Admired Companies.

More company information is available at www.walgreensbootsalliance.com.

*	As of 31 August 2016, using publicly available information for AmerisourceBergen.
**	For 12 months ending 31 August 2016, using publicly available information for AmerisourceBergen

(WBA-ER)

Media Relations	Contact
USA / Michael Polzin International / Laura Vergani	+1 847 315 2935 +44 (0)207 980 8585

Investor Relations	Contact
Gerald Gradwell and Ashish Kohli	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended		Nine months ended
	May 31, 2017	May 31, 2016	May 31, 2017	May 31, 2016
Sales	$30,118	$29,498	$88,065	$88,715
Cost of sales	22,973	22,065	66,243	65,996

Gross profit	7,145	7,433	21,822	22,719
Selling, general and administrative expenses	5,712	5,903	17,522	17,861
Equity earnings in AmerisourceBergen	84	3	143	3

Operating income	1,517	1,533	4,443	4,861

Other income (expense)	(8)	28	(22)	(525)

Earnings before interest and income tax provision	1,509	1,561	4,421	4,336

Interest expense, net	155	147	500	425

Earnings before income tax provision	1,354	1,414	3,921	3,911

Income tax provision	168	322	634	790
Post tax earnings from other equity method investments	(21)	15	7	35

Net earnings	1,165	1,107	3,294	3,156

Net earnings attributable to noncontrolling interests	3	4	18	13

Net earnings attributable to Walgreens Boots Alliance, Inc.	$1,162	$1,103	$3,276	$3,143

Net earnings per common share:
Basic	$1.08	$1.02	$3.03	$2.90

Diluted	$1.07	$1.01	$3.02	$2.88

Dividends declared per share	$0.375	$0.360	$1.125	$1.080

Weighted average common shares outstanding:
Basic	1,077.1	1,080.8	1,079.6	1,083.3

Diluted	1,082.6	1,088.2	1,085.5	1,091.7

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	May 31, 2017	August 31, 2016
Assets
Current assets:
Cash and cash equivalents	$12,253	$9,807
Accounts receivable, net	6,339	6,260
Inventories	8,681	8,956
Other current assets	879	860

Total current assets	28,152	25,883

Non-current assets:
Property, plant and equipment, net	13,535	14,335
Goodwill	15,516	15,527
Intangible assets, net	10,208	10,302
Equity method investments	6,323	6,174
Other non-current assets	439	467

Total non-current assets	46,021	46,805

Total assets	$74,173	$72,688

Liabilities and equity
Current liabilities:
Short-term borrowings	$4,838	$323
Trade accounts payable	11,528	11,000
Accrued expenses and other liabilities	5,065	5,484
Income taxes	282	206

Total current liabilities	21,713	17,013

Non-current liabilities:
Long-term debt	14,372	18,705
Deferred income taxes	2,403	2,644
Other non-current liabilities	4,201	4,045

Total non-current liabilities	20,976	25,394

Total equity	31,484	30,281

Total liabilities and equity	$74,173	$72,688

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Nine months ended
	May 31, 2017	May 31, 2016
Cash flows from operating activities:
Net earnings	$3,294	$3,156
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,244	1,271
Change in fair value of warrants and related amortization	—	845
Deferred income taxes	(211)	(250)
Stock compensation expense	71	87
Equity earnings from equity method investments	(150)	(38)
Other	289	(14)
Changes in operating assets and liabilities:
Accounts receivable, net	(153)	8
Inventories	259	(481)
Other current assets	22	21
Trade accounts payable	821	686
Accrued expenses and other liabilities	(268)	(247)
Income taxes	6	135
Other non-current assets and liabilities	13	10

Net cash provided by operating activities	5,237	5,189

Cash flows from investing activities:
Additions to property, plant and equipment	(912)	(904)
Proceeds from sale leaseback transactions	436	60
Proceeds from sale of businesses	—	68
Proceeds from sale of other assets	39	116
Business and intangible asset acquisitions, net of cash acquired	(63)	(115)
Investment in AmerisourceBergen	—	(1,169)
Other	48	(17)

Net cash used for investing activities	(452)	(1,961)

Cash flows from financing activities:
Proceeds and payments from short-term borrowings, net	277	(658)
Payments of long-term debt	(40)	(31)
Stock purchases	(1,457)	(1,152)
Proceeds related to employee stock plans	174	175
Cash dividends paid	(1,228)	(1,174)
Other	(59)	(54)

Net cash used for financing activities	(2,333)	(2,894)

Effect of exchange rate changes on cash and cash equivalents	(6)	(43)

Changes in cash and cash equivalents:
Net increase in cash and cash equivalents	2,446	291
Cash and cash equivalents at beginning of period	9,807	3,000

Cash and cash equivalents at end of period	$12,253	$3,291

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The Company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the Company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company’s business from period to period and trends in the Company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For our Retail Pharmacy divisions, comparable stores are defined as those that have been open for at least 12 consecutive months and that have not been closed for seven or more consecutive days, undergone a major remodel or been subject to a natural disaster during the past 12 months. Relocated and acquired stores are not included as comparable stores for the first 12 months after the relocation or acquisition. Comparable store sales, comparable pharmacy sales and comparable retail sales refer to total sales, pharmacy sales and retail sales, respectively, in such stores. For our Pharmaceutical Wholesale division, comparable sales are defined as sales excluding acquisitions and dispositions. The method of calculating comparable sales varies across the industries in which we operate. As a result, our method of calculating comparable sales may not be the same as other companies’ methods.

Comparable sales are presented on a constant currency basis for the Retail Pharmacy and Pharmaceutical Wholesale divisions. In the third quarter of fiscal 2017 compared to the year-ago quarter, the Retail Pharmacy International division’s comparable store sales on a reported currency basis decreased 9.9 percent, comparable pharmacy sales on a reported currency basis decreased 9.9 percent and comparable retail sales on a reported currency basis decreased 10.0 percent. The Pharmaceutical Wholesale division’s comparable sales excluding acquisitions and dispositions on a reported currency basis decreased 7.0 percent.

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE

	Three months ended		Nine months ended
	May 31, 2017	May 31, 2016	May 31, 2017	May 31, 2016
Net earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$1,162	$1,103	$3,276	$3,143

Adjustments to operating income:
Cost transformation[1]	171	73	592	191
Acquisition-related amortization[1]	83	96	247	278
LIFO provision[1]	97	92	204	206
Adjustments to equity earnings in AmerisourceBergen[1]	17	5	95	5
Acquisition-related costs[1]	29	15	75	82
Asset impairment[1]	—	—	—	30

Total adjustments to operating income	397	281	1,213	792

Adjustments to other income (expense):
Net investment hedging (gain) loss[1]	1	(4)	15	(37)
Decrease in fair market value of AmerisourceBergen warrants[1]	—	259	—	845
Impact of change in accounting method for AmerisourceBergen equity investment[1]	—	(268)	—	(268)

Total adjustments to other income (expense)	1	(13)	15	540

Adjustments to interest expense, net:
Prefunded interest expenses[1]	34	4	123	4

Total adjustments to interest expense, net	34	4	123	4

Adjustments to income tax provision:
United Kingdom tax rate change[2]	—	—	(77)	(178)
Tax impact of adjustments[3]	(153)	(87)	(432)	(458)

Total adjustments to income tax provision	(153)	(87)	(509)	(636)

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,441	$1,288	$4,118	$3,843

Diluted net earnings per common share (GAAP)	$1.07	$1.01	$3.02	$2.88
Adjustments to operating income	0.37	0.26	1.12	0.73
Adjustments to other income (expense)	—	(0.01)	0.01	0.49
Adjustments to interest expense, net	0.03	—	0.11	—
Adjustments to income tax provision	(0.14)	(0.08)	(0.47)	(0.58)

Adjusted diluted net earnings per common share (Non-GAAP measure)	$1.33	$1.18	$3.79	$3.52

Weighted average common shares outstanding, diluted	1,082.6	1,088.2	1,085.5	1,091.7

[1]	Presented on a pre-tax basis. The comparable prior periods have been recast in the fourth quarter fiscal 2016 accordingly to reflect the tax impact of adjustments as a single adjustment. There has been no change in net earnings attributable to Walgreens Boots Alliance, Inc., diluted net earnings per share, adjusted net earnings attributable to Walgreens Boots Alliance, Inc. or adjusted diluted net earnings per share from those previously reported.
[2]	Discrete tax-only items.
[3]	Represents the adjustment to the GAAP basis tax provision commensurate with non-GAAP adjustments.

OPERATING INCOME BY DIVISION

	Three months ended May 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1,2]	Eliminations	Walgreens Boots Alliance, Inc.[2]
Operating income (GAAP)	$1,170	$142	$200	$5	$1,517

Cost transformation	129	26	16	—	171

Acquisition-related amortization	38	25	20	—	83

LIFO provision	97	—	—	—	97

Adjustments to equity earnings in AmerisourceBergen	—	—	17	—	17

Acquisition-related costs	29	—	—	—	29

Adjusted operating income (Non-GAAP measure)	$1,463	$193	$253	$5	$1,914

Sales	$22,528	$2,809	$5,296	$(515)	$30,118

Operating margin (GAAP)[2]	5.2%	5.1%	2.2%		4.8%

Adjusted operating margin (Non-GAAP measure)[2]	6.5%	6.9%	2.9%		6.0%

	Three months ended May 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International[3]	Pharmaceutical Wholesale[1,2]	Eliminations[3]	Walgreens Boots Alliance, Inc.[2]
Operating income (GAAP)	$1,169	$223	$146	$(5)	$1,533

Cost transformation	60	6	7	—	73

Acquisition-related amortization	46	29	21	—	96

LIFO provision	92	—	—	—	92

Adjustments to equity earnings in AmerisourceBergen	—	—	5	—	5

Acquisition-related costs	15	—	—	—	15

Adjusted operating income (Non-GAAP measure)	$1,382	$258	$179	$(5)	$1,814

Sales	$21,185	$3,132	$5,748	$(567)	$29,498

Operating margin (GAAP)[2]	5.5%	7.1%	2.5%		5.2%

Adjusted operating margin (Non-GAAP measure)[2]	6.5%	8.2%	3.0%		6.1%

	Nine months ended May 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1,2]	Eliminations	Walgreens Boots Alliance, Inc.[2]
Operating income (GAAP)	$3,395	$522	$525	$1	$4,443

Cost transformation	517	51	24	—	592

Acquisition-related amortization	113	75	59	—	247

LIFO provision	204	—	—	—	204

Adjustments to equity earnings in AmerisourceBergen	—	—	95	—	95

Acquisition-related costs	75	—	—	—	75

Adjusted operating income (Non-GAAP measure)	$4,304	$648	$703	$1	$5,656

Sales	$65,001	$8,872	$15,743	$(1,551)	$88,065

Operating margin (GAAP)[2]	5.2%	5.9%	2.4%		4.9%

Adjusted operating margin (Non-GAAP measure)[2]	6.6%	7.3%	3.0%		6.2%

	Nine months ended May 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International[3]	Pharmaceutical Wholesale[1,2]	Eliminations[3]	Walgreens Boots Alliance, Inc.[2]
Operating income (GAAP)	$3,626	$824	$423	$(12)	$4,861

Cost transformation	170	14	7	—	191

Acquisition-related amortization	143	70	65	—	278

LIFO provision	206	—	—	—	206

Adjustments to equity earnings in AmerisourceBergen	—	—	5	—	5

Acquisition-related costs	82	—	—	—	82

Asset impairment	30	—	—	—	30

Adjusted operating income (Non-GAAP measure)	$4,257	$908	$500	$(12)	$5,653

Sales	$63,055	$10,219	$17,171	$(1,730)	$88,715

Operating margin (GAAP)[2]	5.8%	8.1%	2.4%		5.5%

Adjusted operating margin (Non-GAAP measure)[2]	6.8%	8.9%	2.9%		6.4%

[1]	Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and nine month periods ended May 31, 2017 includes AmerisourceBergen equity earnings for the periods of January 1, 2017 through March 31, 2017 and July 1, 2016 through March 31, 2017, respectively. Operating income for the three and nine month periods ended May 31, 2016 includes AmerisourceBergen equity earnings for the period of March 18, 2016 through March 31, 2016.
[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen.
[3]	To improve comparability, certain classification changes were made to prior period sales, cost of sales and selling, general and administrative expenses. These changes had no impact on operating income. The reclassifications were made in the fourth quarter of fiscal 2016 and were set out in the appendix to the presentation of that quarter’s earnings.

EQUITY EARNINGS IN AMERISOURCEBERGEN

	Three months ended		Nine months ended
	May 31, 2017	May 31, 2016	May 31, 2017	May 31, 2016
Equity earnings in AmerisourceBergen (GAAP)	$84	$3	$143	$3

Acquisition-related amortization	29	4	80	4

LIFO provision	(14)	1	(21)	1

Change in fair market value of AmerisourceBergen warrants	—	—	29	—

Other	2	—	7	—

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$101	$8	$238	$8

GROSS PROFIT BY DIVISION

	Three months ended May 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$5,507	$1,148	$491	$(1)	$7,145

Cost transformation	61	—	—	—	61

LIFO provision	97	—	—	—	97

Adjusted gross profit (Non-GAAP measure)	$5,665	$1,148	$491	$(1)	$7,303

Sales	$22,528	$2,809	$5,296	$(515)	$30,118

Gross margin (GAAP)	24.4%	40.9%	9.3%		23.7%

Adjusted gross margin (Non-GAAP measure)	25.1%	40.9%	9.3%		24.2%

	Three months ended May 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International[1]	Pharmaceutical Wholesale	Eliminations[1]	Walgreens Boots Alliance, Inc.[1]
Gross profit (GAAP)	$5,603	$1,298	$537	$(5)	$7,433

LIFO provision	92	—	—	—	92

Adjusted gross profit (Non-GAAP measure)	$5,695	$1,298	$537	$(5)	$7,525

Sales	$21,185	$3,132	$5,748	$(567)	$29,498

Gross margin (GAAP)	26.4%	41.4%	9.3%		25.2%

Adjusted gross margin (Non-GAAP measure)	26.9%	41.4%	9.3%		25.5%

	Nine months ended May 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$16,822	$3,527	$1,478	$(5)	$21,822

Cost transformation	61	—	—	—	61

LIFO provision	204	—	—	—	204

Adjusted gross profit (Non-GAAP measure)	$17,087	$3,527	$1,478	$(5)	$22,087

Sales	$65,001	$8,872	$15,743	$(1,551)	$88,065

Gross margin (GAAP)	25.9%	39.8%	9.4%		24.8%

Adjusted gross margin (Non-GAAP measure)	26.3%	39.8%	9.4%		25.1%

	Nine months ended May 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International[1]	Pharmaceutical Wholesale	Eliminations[1]	Walgreens Boots Alliance, Inc.[1]
Gross profit (GAAP)	$16,943	$4,159	$1,629	$(12)	$22,719

LIFO provision	206	—	—	—	206

Adjusted gross profit (Non-GAAP measure)	$17,149	$4,159	$1,629	$(12)	$22,925

Sales	$63,055	$10,219	$17,171	$(1,730)	$88,715

Gross margin (GAAP)	26.9%	40.7%	9.5%		25.6%

Adjusted gross margin (Non-GAAP measure)	27.2%	40.7%	9.5%		25.8%

[1]	To improve comparability, certain classification changes were made to prior period sales, cost of sales and selling, general and administrative expenses. These changes had no impact on operating income. The reclassifications were made in the fourth quarter of fiscal 2016 and were set out in the appendix to the presentation of that quarter’s earnings.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES BY DIVISION

	Three months ended May 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,337	$1,006	$375	$(6)	$5,712

Cost transformation	(68)	(26)	(16)	—	(110)

Acquisition-related amortization	(38)	(25)	(20)	—	(83)

Acquisition-related costs	(29)	—	—	—	(29)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,202	$955	$339	$(6)	$5,490

Sales	$22,528	$2,809	$5,296	$(515)	$30,118

Selling, general and administrative expenses percent to sales (GAAP)	19.3%	35.8%	7.1%		19.0%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	18.7%	34.0%	6.4%		18.2%

	Three months ended May 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International[1]	Pharmaceutical Wholesale	Eliminations[1]	Walgreens Boots Alliance, Inc.[1]
Selling, general and administrative expenses (GAAP)	$4,434	$1,075	$394	$—	$5,903

Cost transformation	(60)	(6)	(7)	—	(73)

Acquisition-related amortization	(46)	(29)	(21)	—	(96)

Acquisition-related costs	(15)	—	—	—	(15)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,313	$1,040	$366	$—	$5,719

Sales	$21,185	$3,132	$5,748	$(567)	$29,498

Selling, general and administrative expenses percent to sales (GAAP)	20.9%	34.3%	6.9%		20.0%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	20.4%	33.2%	6.4%		19.4%

	Nine months ended May 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$13,427	$3,005	$1,096	$(6)	$17,522

Cost transformation	(456)	(51)	(24)	—	(531)

Acquisition-related amortization	(113)	(75)	(59)	—	(247)

Acquisition-related costs	(75)	—	—	—	(75)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$12,783	$2,879	$1,013	$(6)	$16,669

Sales	$65,001	$8,872	$15,743	$(1,551)	$88,065

Selling, general and administrative expenses percent to sales (GAAP)	20.7%	33.9%	7.0%		19.9%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	19.7%	32.5%	6.4%		18.9%

	Nine months ended May 31, 2016
	Retail Pharmacy USA	Retail Pharmacy International[1]	Pharmaceutical Wholesale	Eliminations[1]	Walgreens Boots Alliance, Inc.[1]
Selling, general and administrative expenses (GAAP)	$13,317	$3,335	$1,209	$—	$17,861

Cost transformation	(170)	(14)	(7)	—	(191)

Acquisition-related amortization	(143)	(70)	(65)	—	(278)

Acquisition-related costs	(82)	—	—	—	(82)

Asset impairment	(30)	—	—	—	(30)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$12,892	$3,251	$1,137	$—	$17,280

Sales	$63,055	$10,219	$17,171	$(1,730)	$88,715

Selling, general and administrative expenses percent to sales (GAAP)	21.1%	32.6%	7.0%		20.1%

Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	20.4%	31.8%	6.6%		19.5%

[1]	To improve comparability, certain classification changes were made to prior period sales, cost of sales and selling, general and administrative expenses. These changes had no impact on operating income. The reclassifications were made in the fourth quarter of fiscal 2016 and were set out in the appendix to the presentation of that quarter’s earnings.

FREE CASH FLOW

	Three months ended		Nine months ended
	May 31, 2017	May 31, 2016	May 31, 2017	May 31, 2016
Net cash provided by operating activities (GAAP)	$1,855	$2,104	$5,237	$5,189

Less: Additions to property, plant and equipment	(273)	(247)	(912)	(904)

Free cash flow (Non-GAAP measure)[1]	$1,582	$1,857	$4,325	$4,285

[1]	Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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